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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Chase Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHASE CORPORATION
26 Summer Street
Bridgewater, MA 02324
Telephone (508) 279-1789

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m. on Friday, January 30, 2009 at the Stoneforge Restaurant, 90 Paramount Drive, Raynham, Massachusetts 02767 for the following purposes:

  (1)
  To elect the members of the Board of Directors of the corporation;

  (2)
  To ratify the appointment of PricewaterhouseCoopers LLP as the corporation's independent registered public accounting firm for the fiscal year ending August 31, 2009; and

  (3)
  To transact such other business as may properly come before the meeting.

        Only shareholders of record on the books of Chase Corporation at the close of business on November 30, 2008 are entitled to notice of and to vote at the meeting.

        The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.

By order of the Board of Directors,
GEORGE M. HUGHES Corporate Secretary

December 23, 2008

SHAREHOLDERS ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING
PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

CHASE CORPORATION
26 Summer Street
Bridgewater, MA 02324
Telephone (508) 279-1789

PROXY STATEMENT
December 23, 2008

        The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the "Company") for the annual meeting of the Company's shareholders to be held on January 30, 2009 at 9:30 a.m., and at any adjournment thereof (the "Meeting"). The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.

        The authority granted by a duly executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shareholders who attend the Meeting in person will not be deemed thereby to have revoked their proxies unless they affirmatively indicate at the meeting their intention to vote their shares in person. Unless a proxy is revoked, the shares represented thereby will be voted as directed. If no specifications are made, then proxies will be voted "for" the election of the directors nominated by the Board of Directors, "for" the ratification of the appointment of the Company's independent registered public accounting firm, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting or any adjournment or postponement thereof.

        On November 30, 2008, there were 8,532,033 outstanding shares of the Company's Common Stock, $0.10 par value per share (the "Common Stock"), which is the only class of voting stock outstanding. Shareholders of record at the close of business on November 30, 2008 are entitled to vote at the Meeting. With respect to all matters that will come before the Meeting, each shareholder may cast one vote for each share of Common Stock registered in his or her name on the record date.

        A majority in interest of the Company's Common Stock outstanding and entitled to vote represented at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Directions to withhold authority, abstentions, and broker non-votes will be counted for purposes of determining the existence of a quorum at the Meeting. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

        The approximate date on which this proxy statement and form of proxy will be first sent or given to shareholders is December 23, 2008. The Company's annual report for the fiscal year ended August 31, 2008 will be sent to shareholders on the same date.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding ownership of the Company's Common Stock as of November 30, 2008 by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, (ii) each of our directors or nominees for director, (iii) each of the executive officers named in our summary compensation table, and (iv) all of our directors and officers as a group.

	Nature and Amount of Beneficial Ownership
Name	Number of Shares Owned(a)	Shares Subject to Options(b)	Total Shares Beneficially Owned(c)	Percentage of Outstanding Shares	Restricted Stock Units(d)
Edward L. Chase Revocable Trust(e) 39 Nichols Road Cohasset, MA 02025	1,157,902	—	1,157,902	13.57%
FMR LLC(f) 82 Devonshire Street Boston, MA 02109	805,461	—	805,461	9.44%
Royce & Associates, LLC(g) 1414 Avenue of the Americas New York, NY 10019	759,474	—	759,474	8.99%
Athena Capital Management, Inc.(h) 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004	450,800	—	450,800	5.28%
Peter R. Chase(i) 26 Summer Street Bridgewater, MA 02324	1,116,598	—	1,116,598	13.09%	164,866
Adam P. Chase(j)	77,994	—	77,994	*	46,647
Kenneth L. Dumas(k)	25,658	—	25,658	*	23,931
Terry M. Jones(l)	31,399	81,000	112,399	1.30%	37,883
Gregory A. Pelagio(m)	6,483	—	6,483	*	2,000
Mary Claire Chase	1,803	—	1,803	*	—
J. Brooks Fenno	6,591	—	6,591	*	—
Lewis P. Gack	15,707	5,000	20,707	*	—
George M. Hughes	1,653	—	1,653	*	—
Ronald Levy	15,838	—	15,838	*	—
Thomas Wroe, Jr.	577	—	577		—
All executive officers and directors as a group (11 persons)	1,300,301	86,000	1,386,301	16.09%	275,327

*
Less than one percent

(a)
Excludes shares that may be acquired through stock option exercises.

(b)
Pursuant to Rule 13d-3(d) (1) of the Exchange Act, includes shares that may be acquired through stock option exercises within the 60-day period following November 30, 2008.

(c)
The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated. These amounts exclude the restricted stock units because the holders are not entitled to voting rights or investment control until the restrictions lapse, which in each case is not within 60 days of November 30, 2008.

(d)
Restricted stock units represent the right to receive shares of common stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. Restricted stock units are not considered "beneficially owned" because holders are not entitled to voting rights or investment control until the restrictions lapse.

(e)
These shares are deemed to be beneficially owned by the Edward L. Chase Revocable Trust. The trustees have voting and investment power with respect to the shares. Ownership information is based upon the Form 4 filed by the trust on August 1, 2008.

(f)
These shares are deemed to be beneficially owned by FMR LLC (formerly FMR Corp.), Edward C. Johnson, Fidelity Management & Research Company, and Fidelity Low Priced Stock Fund, a fund of Fidelity Puritan Trust (the trustee), each of which has sole investment power over the shares. Fidelity Low Priced Stock Fund has sole voting power over the shares. This information is based upon the Form 13F-HR filed on November 14, 2008 by FMR LLC and the Form N-CSR filed on September 29, 2008 by Fidelity Puritan Trust.

(g)
These shares are deemed to be beneficially owned by Royce & Associates, LLC which has sole voting and investment power over the shares. This information is based upon the Schedule 13G/A filed on January 28, 2008 by Royce & Associates, LLC.

(h)
These shares are deemed to be beneficially owned by Athena Capital Management, Inc., which shares voting and investment power over 289,400 shares, and Minerva Group, LP, which has sole voting and investment power over 161,400 shares, and David P. Cohen. This information is based upon the Schedule 13G/A filed on February 12, 2008 by Athena Capital Management, Inc., Minerva Group LP, and David P. Cohen as a group.

(i)
Of the total shares beneficially owned 100,564 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends. Of this amount 27,992 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

(j)
Of the total shares beneficially owned 35,868 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends. Of this amount 10,682 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

(k)
Of the total shares beneficially owned 20,469 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends. Of this amount 5,740 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

(l)
Of the total shares beneficially owned 18,327 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends.

(m)
Of the total shares beneficially owned 6,243 represent shares of restricted stock, subject to forfeiture under both performance and time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends.

Certain Transactions

        On December 10, 2003, the Company sold its Sunburst Electronics Manufacturing Solutions, Inc. subsidiary ("Sunburst") to the Edward L. Chase Revocable Trust (the "Trust") in exchange for 460,812 shares of the Company's Common Stock valued at $3.0 million. In December 2006, the Company and Sunburst renewed a lease agreement whereby the Company leases to Sunburst, at a base rent of $14,875 per month, which approximates fair value, the building and land which is being occupied by Sunburst. The lease expires on November 30, 2009.

        The Trustees of the Trust have the power to vote the 1,157,902 shares of the Company's Common Stock held of record by the Trust on November 30, 2008 at the Meeting.

        Consistent with the requirements of the NYSE Alternext US (formerly the American Stock Exchange), the Audit Committee of the Board of Directors of the Company reviews and oversees any transactions with a "related person" within the scope of the SEC's rules on disclosure of such transactions. From time to time, the Board of Directors has formed a special independent committee of the Board comprised of independent and non-interested directors to review and oversee proposals relating to specific transactions with related persons on an ad hoc basis. The Company does not have a written policy relating to such review.

Compensation Committee Interlocks and Insider Participation

        The current members of the committee are Messrs. Levy (Chairman), Wroe and Gack. Mr. Wroe was appointed to the committee upon joining the Board of Directors in April 2008 and replaced Mr. Fenno who had previously served on the committee. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation and Management Development Committee.

 PROPOSAL 1
ELECTION OF DIRECTORS

        Seven directors are to be elected at the Meeting. The Board of Directors recommends that the seven nominees named below be elected as directors. The directors elected at the Meeting will hold office until the next annual meeting and until their successors are elected and qualified. When a proxy in the accompanying form is properly executed and returned, unless marked to the contrary, all shares represented by such proxy will be voted for the election of the persons named below. If any nominee should become unable or unwilling to serve as director, then the persons voting the accompanying proxy may in their discretion vote for a substitute. The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.

Vote Required

        As long as a quorum is present, the nominees for director shall be elected by a plurality of the votes cast at the Meeting by the holders of shares entitled to vote at the Meeting. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

Name	Age	Business Experience During Past Five Years and Other Directorships	Has Been a Director Since
Peter R. Chase	60	Chairman of the Board of the Company since February 2007. Chief Executive Officer of the Company since September 1993. He is also a director of Bridgewater Savings Bank and AIM Mutual Insurance Company.	1993
Mary Claire Chase	53	President of Chase Partners, LTD., an executive search firm specializing in financial services and management consulting, since August 2000.	2005
J. Brooks Fenno	74	President and Founder of Salesmark, a sales and marketing management consulting firm. He is also a director of Bixby Corporation.	2006
Lewis P. Gack	64	Partner in LPG Consulting. Previously Treasurer and Chief Financial Officer of the United Group Operating Companies, Inc., a wholesale liquor distributor, from 1998 to October 2007.	2002
George M. Hughes	69	Founder and Principal of the law firm, Hughes & Associates since May 1996.	1984
Ronald Levy	70	Consultant at Navigant Consulting, Inc., from April 2002 through April 2006. Previously, Consultant with Arthur D. Little, Inc. from June 1969 to April 2002 and Vice President from 1987 to April 2002.	1994
Thomas Wroe, Jr.	58	Chairman of the Board and Chief Executive Officer of Sensata Technologies, formerly the Sensors & Controls business of Texas Instruments since 2000.	2008

        Peter R. Chase, Chairman and Chief Executive Officer of the Company, is the son of Edward L. Chase (deceased) and the brother of Mary Claire Chase.

        Mary Claire Chase is the daughter of Edward L. Chase (deceased), and the sister of Peter R. Chase. Mary Claire Chase has been nominated for election as a director of the Company pursuant to a Voting Agreement dated December 26, 2002, as amended December 10, 2003, between the Company and the Edward L. Chase Revocable Trust.

Corporate Governance

        The Company has long believed that good corporate governance and high corporate ethics are important to ensure that the Company is managed for the long-term benefit of its shareholders.

        The Company's Board of Directors held eight meetings during the fiscal year ended August 31, 2008. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which they served.

        The Company does not have a formal policy with respect to director attendance at annual shareholders meetings; however it does encourage all directors to attend. Six out of seven directors attended last year's annual shareholders meeting held in January 2008.

        The Company has adopted the Chase Corporation Financial Code of Ethics, which is applicable to the Chief Executive Officer, President, Chief Financial Officer and Corporate Controller and other employees with important roles in the financial reporting process. The Chase Corporation Financial Code of Ethics is available on the Chase Corporation web page www.chasecorp.com.

        Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by writing to: Chase Corporation, 26 Summer Street, Bridgewater, Massachusetts 02324, Attn: Board of Directors.

        The Board undertakes a review of director independence annually. As a result of its most recent review, the Board has determined that the following directors are independent, as defined in the listing standards of the NYSE Alternext US: J. Brooks Fenno, Lewis P. Gack, George M. Hughes, Ronald Levy and Thomas Wroe, Jr. In making this decision, the Board considered all relationships between the Company and the directors, including Mr. Hughes' role as (and compensation related to) outside general counsel to the Company. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director's ability to exercise independent judgment.

Committees of the Board of Directors

        The Board has standing the following committees (a) Audit, (b) Compensation and Management Development, and (c) Nominating and Governance. All members of the committees serve at the pleasure of the Board of Directors. The functions and current membership of each committee are as follows:

         Audit Committee.    The Audit Committee recommends to the Board of Directors the engagement of the Company's registered public accounting firm, reviews the scope and extent of their audit of the Company's financial statements, reviews the annual financial statements with the registered public accounting firm and with management, and makes recommendations to the Board of Directors regarding the Company's policies and procedures as to internal accounting and financial controls. The members of the Audit Committee are Lewis P. Gack, Chairman, J. Brooks Fenno and Thomas Wroe, Jr. Each member of the committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE Alternext US. The Board has determined that Lewis P. Gack is an audit committee financial expert as defined in the Securities and Exchange Commission regulations. The Audit Committee held six meetings during the fiscal year ended August 31, 2008. The Audit Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

         Compensation and Management Development Committee.    The Compensation and Management Development Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes recommendations to the Board of Directors regarding compensation for directors, officers and key employees. The committee administers the Company's equity incentive plans, except for plans for directors who are not employees of the Company. The committee makes all decisions relating to the compensation of our named executive officers. The role of our Chief Executive Officer in reporting his evaluations of our other executive officers and making recommendations as to their compensation, as well as the committee's use of compensation consultants from time to time in benchmarking base salaries and providing other industry data, are described in more detail in the Compensation Discussion and Analysis presented elsewhere in this proxy statement. The members of the committee are Ronald Levy, Chairman, Lewis P. Gack and Thomas Wroe, Jr. Each member of the committee is independent, as independence for compensation committee members is defined under the listing standards of the NYSE Alternext US. The committee held four meetings during the fiscal year ended August 31, 2008. The Compensation and Management Development Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

         Nominating and Governance Committee.    The Nominating and Governance Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating and Governance Committee itself. The members of the Nominating and Governance Committee are J. Brooks Fenno, Chairman, George M. Hughes, and Ronald Levy. Each member of the committee is independent, as independence for nominating committee members is defined in the listing standards of the NYSE Alternext US. The Nominating and Governance Committee held two meetings during the fiscal year ended August 31, 2008. The Nominating and Governance Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

Director Nomination Process

        The Nominating and Governance Committee identifies individuals believed to be qualified to become Board members and recommends individuals to fill vacancies. In nominating candidates the Committee takes into consideration such factors as it deems appropriate, including judgment, experience, skills and personal character, as well as the needs of the Company. The Nominating and Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Nominating and Governance Committee does not plan to change the manner in which the committee evaluates nominees for election as a director based on whether the nominee has been recommended by a stockholder or otherwise. In April 2008, Thomas

Wroe, Jr. was appointed to the Board of Directors by the Nominating and Governance Committee upon the recommendation of both the Chief Executive Officer and a non-management director.

        Mary Claire Chase has been nominated for election as a director of the Company pursuant to a Voting Agreement dated December 26, 2002, as amended December 10, 2003, between the Company and the Edward L. Chase Revocable Trust.

        The Company's Bylaws provide that the Nominating and Governance Committee shall recommend for the election to the Board (i) a lineal descendant or spouse of Edward L. Chase (so long as the spouse of Edward L. Chase, his issue, a trust for the benefit of his spouse and/or his issue, or his estate owns 10% or more of the outstanding voting stock of the Company) and (ii) the Chief Executive Officer of the Company.

        The Company's Bylaws also provide that the Nominating and Governance Committee shall recommend to the Board of Directors any individual or individuals for election to the Board of Directors if, after such election, a majority of the Board of Directors shall consist of "non-affiliated directors." "Non-affiliated directors" are directors (i) who are not lineal descendants of Edward L. Chase (whether by blood or adoption); (ii) who are not the spouse of Edward L. Chase or of any of his lineal descendents; (iii) who are not at the time of determination, and shall not have been at any time within three years preceding such time, officers or employees of the Company (or its predecessor) or any of its subsidiaries, affiliates or divisions; (iv) who are not at the time of determination the beneficial owners of more than 10% of the issued and outstanding shares of any class of the Company's stock; and (v) who are not officers, employees, directors or partners of any person who at the time of determination is a holder of more than 10% of the issued and outstanding shares of any class of the Company's stock.

        At least a majority of the directors on the Board must be independent directors as defined in the rules of the NYSE Alternext US.

Audit Committee Report

        The Audit Committee of the Board of Directors is appointed by the Board of Directors. The members of the Audit Committee meet the independence requirements of the NYSE Alternext US. The Audit Committee, in accordance with its written charter, oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2008 with management including a discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's Independent Registered Public Accounting Firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which provides that certain matters related to the conduct of the audit of the Company's financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers, LLP its independence from the Company.

        The Audit Committee discussed with the Company's Independent Registered Accounting Firm the overall scope and plans for their respective audits. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended August 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company's Independent Registered Public Accounting Firm for fiscal year 2009.

                      By the Chase Corporation Audit Committee

                      Lewis P. Gack, (Chairman)
                      J. Brooks Fenno
                      Thomas Wroe, Jr.

 EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this Proxy Statement with respect to the compensation paid to our principal executive officer, Peter R. Chase, our principal financial officer, Kenneth L. Dumas, and our two other executive officers at the end of our most recent fiscal year: Adam P. Chase, our President and Chief Operating Officer, and Terry M. Jones, our Vice President Corporate Development. Together, these officers are referred to as the "named executive officers," and their compensation is detailed in the tables that follow this Compensation Discussion and Analysis. Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of the named executive officers during the fiscal year ended August 31, 2008.

        The Compensation and Management Development Committee of our Board of Directors has the responsibility of developing and overseeing a comprehensive compensation philosophy, with strategies and principles that have the support of the Board of Directors and management, and that ensure the fair and consistent administration of our compensation program. The Compensation and Management Development Committee makes recommendations to the full Board for approval relating to the total compensation to be paid to the named executive officers, including salary, performance bonus, equity awards, long-term awards, benefits and perquisites.

        In this analysis, we refer to the Compensation and Management Development Committee as "the committee" or "the compensation committee." The committee operates under a written charter which is available on our corporate web site, www.chasecorp.com, under "Corporate Governance."

Philosophy and Objectives of Our Compensation Program

        The primary objectives of the compensation committee are to ensure that our executive compensation and benefits programs:

  •
  retain executive talent by offering compensation that is commensurate with pay at other companies of a similar size in the same or similar industries in the region, as adjusted for individual factors, and considering the complexity of the Company's business;

  •
  safeguard our interests and the interests of our stockholders;

  •
  are effective in driving executive performance by having pay at risk, so actual pay is tied to company-wide goal achievements and superior performance is rewarded;

  •
  foster teamwork on the part of management;

  •
  are cost-efficient and fair to employees, management and stockholders; and

  •
  are well-communicated to and understood by program participants.

        Our compensation committee believes that the most effective compensation program is one that will provide incentives that are directly linked to the achievement of company strategies and easily measured, company-wide performance targets, while providing a reasonable level of security to the named executive officers through competitive base salaries and retirement benefits. To this end, our executive compensation reflects a balance of cash and non-cash compensation, and a mix of currently paid compensation and long-term incentives. The compensation committee does not set a rigid target for these mixes, and the mix will necessarily vary from year to year based upon our underlying financial performance. Our incentive plans combine financial targets to reward performance with time-based vesting to assist retention.

Committee Purposes and Responsibilities

        One of the primary purposes of the compensation committee is to determine the total target compensation levels for the senior executive officers of the company and to establish and annually review the programs that will determine the actual rewards against those targets.

        The committee is charged with ensuring that the target compensation levels and the allocation of short term and long term components are sufficient to attract, motivate and retain seasoned professional managers, while at the same time ensuring that the pay is reasonable and fair to our stockholders in light of the company's financial performance and when compared to executive officers of similar position and responsibility at other businesses.

        The committee is also responsible for reviewing the annual compensation for service on our Board of Directors or for service as a member or chair of any of the various committees of our Board of Directors, and, if appropriate, for recommending to the Board for approval any changes to those programs.

        The committee has the authority to retain and terminate any legal counsel or any compensation or other consultant to be used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant's fees or other retention terms.

        It also reviews and administers our equity compensation plans, and reviews any existing or proposed employment agreement, change in control or severance agreement, or any special or supplemental benefits not offered as part of a broad-based plan that are made available to our named executive officers. Where appropriate, it recommends adoption, amendment, or termination of such programs or agreements to the full Board of Directors.

Role of Executive Officers in Compensation Decisions

        Our compensation committee makes all determinations affecting the compensation for our named executive officers, including our Chief Executive Officer, and recommends those determinations to the full Board of Directors for approval. Our Chief Executive Officer attends meetings of the committee as a non-voting advisory member, except that he is not present for any discussion of his own compensation. The compensation committee receives and carefully considers our Chief Executive Officer's evaluations of all named executive officers other than himself, as well as his recommendations with respect to all components of compensation of the other named executive officers. In reviewing and considering the evaluations and recommendations of the Chief Executive Officer, the committee takes into account the familial relationship between the Chief Executive Officer and Adam Chase, the President and Chief Operating Officer, and satisfies itself that the recommendations are based solely on merit and performance. The committee expressly reserves the right to exercise its discretion in modifying any adjustments or awards recommended by our Chief Executive Officer, although historically the committee has given significant weight to the recommendations of our Chief Executive Officer with respect to the other named executive officers.

Principal Elements of our 2008 Compensation Program

        There were three principal elements of compensation for our named executive officers during fiscal 2008. These were:

  •
  base salary;

  •
  a cash bonus component based on the performance of our business against corporate objectives under our annual cash incentive plan;

  •
  equity awards based on the performance of our business against the same corporate objectives.

        As explained in more detail below, our annual cash incentive plan and our equity award program currently use the same financial measurement metrics and targets to determine the actual payouts to the named executive officers. The financial measurement metrics and targets are subject to annual review by the committee which reserves the right to set different objectives on either the cash incentive plan or equity award program as it feels appropriate in light of the annual and long term objectives of the Company. The cash incentive plan and the equity awards program differ in the dollar value of the target awards and in their vesting provisions, since payments under the cash incentive plan are made after the end of each fiscal year, and the equity awards vest only after two years from the end of the fiscal year. The total compensation package thus provides a mix of current cash payments in the form of salary, independent of year-to-year financial performance; annual cash payments determined by reference to the company's actual results of operations for the year compared to a target; and equity awards in amounts determined by reference to the company's financial results, with time-based vesting in order to foster our retention objectives. In addition, we maintain a pension plan and other retirement benefits for our executives.

        The following discussion seeks to explain why the compensation committee has chosen to pay each compensation element, how it determines the amount of each element, and how the element and the committee's decisions regarding that element in fiscal 2008 fit into the company's overall compensation objectives and affect decisions regarding other elements.

        Both the cash incentive plan and the equity award program, which represent two of the three principal elements of our compensation programs for 2008, set compensation levels with respect to our earnings before taxes, or EBT, for the fiscal year in question, as adjusted in the discretion of the committee. As a result, a substantial proportion of our named executive officers' total compensation is tied to our pre-tax earnings in each fiscal year. The committee believes that EBT, as a reflection of our pre-tax operating profit, is the most appropriate tool for measuring the underlying performance of the company and its management team, as opposed to alternative measurements such as revenues or net income. In addition, the committee has chosen to emphasize company-wide achievement of financial objectives in this manner, as opposed to emphasizing more subjective individual performance criteria or measurements based upon business units or other operating data, because it believes it is important to use a metric that is easily measured and understood from the beginning of the year, that fosters teamwork among the management team, and that most directly aligns the interest of the named executive officers with those of all shareholders. The committee does retain discretion to adjust or supplement the cash incentive awards paid, either upward or downward, but these individual adjustments based on qualitative or subjective factors have historically had a relatively small impact on total compensation compared to the objective components.

         Base Salary.    We pay a base salary to each of our named executive officers. The objective is to provide base compensation to the executive that is competitive with base compensation that the executive could earn in a similar position at other companies and which will provide a reasonable level of security for the executive without regard to year to year fluctuations in our financial condition. A range of base salary levels for key positions in the company was established most recently in 2005 upon the recommendation of a compensation consultant, James F. Reda & Associates, LLC, which was engaged directly by the committee for that purpose. James F Reda & Associates, LLC advises solely on executive compensation and offers no other services which might cause a conflict of interest. The ranges for these key positions were established taking into account benchmarking data provided by the compensation consultant which included a survey of the following 18 companies in the greater Boston area:

•	Ameron International Corporation	•	CFC International, Inc.
•	American Biltrite, Inc.	•	Nortech Systems Incorporated
•	AZZ Incorporated	•	Reunion Industries, Inc.
•	Cherokee International Corporation	•	Energy Conversion Devices, Inc.
•	Clarion Technologies, Inc.	•	Peak International Ltd.
•	Core Molding Technologies, Inc.	•	Simclar, Inc.
•	Lexington Precision Corp.	•	SurModics, Inc.
•	SigmaTron International	•	Optical Cable Corporation
•	Parlex Corporation	•	American Superconductor

        Additionally, management engaged Thomas Warren Associates, to ensure salary ranges were and remained appropriate throughout the Company. Individual executives' base salaries are set initially upon hiring or promotion to a position within the established range, taking into account each executive's experience in the role and other subjective factors, and are reviewed annually thereafter. As outlined above, the Chief Executive Officer makes salary adjustment recommendations to the committee with respect to the named executive officers other than himself. Historically, salary increases have been in the range of 4% to 6% per year, or higher in circumstances where executives are promoted to substantially increased responsibilities. The committee intends from time to time, but not necessarily annually, to revisit the salary ranges used by reference to updated benchmark data, in order to ensure that salaries remain competitive but not excessive.

         Cash Incentive Plan.    At the beginning of each fiscal year, following the annual budget presentation by management to the Board of Directors, the committee sets a corporate performance target for the upcoming fiscal year to be used in connection with the company's incentive compensation programs. As noted above, this financial target is set at a certain level of earnings before taxes (or EBT). The EBT target is set by the committee with reference to both historical performance and expected future performance. The committee believes that the targets set as a general matter should be reasonably attainable through consistent performance as compared to recent years, and it is the committee's expectation that the actual awards granted under the relevant plan will exceed the "target" awards where management achieves growth over historical annual EBT levels. The corporate EBT targets are set in a way that tends to reflect improvement over historical results generally, at least during periods of multi-year growth in pre-tax profit, but do not always reflect improvement over the most immediately preceding fiscal year. In each of the three most recent fiscal years, actual results have exceeded the targets (and, in the last two fiscal years, substantially so).

        At the end of the fiscal year, actual results are compared to the target established at the beginning of the year. In establishing the compensation program, it was the Board's intent to exclude from actual performance measurements the effect of unusual or nonrecurring events, income or expenses from the calculations. The committee consequently has the discretion to decide to exclude certain items or to make other adjustments in order to fairly reflect our underlying operating performance for the year. For fiscal 2007, for example, it made net upward adjustments of approximately $1.06 million to our EBT used to calculate payments under the plan in order to reflect unanticipated and unusual charges. No adjustments were made for fiscal 2008.

        In order for any amounts to be payable under the plan, the Company must meet a threshold level of 50% of the target EBT. There is no cap on the incentive payments. Actual payments are made under the plan by reference to target awards established by the committee for each of the named executive officers as a percentage of their base salaries. Amounts payable under the cash incentive plan, as a percentage of salary, and amounts actually paid are reflected in the table below for fiscal year 2008. Payments made under the plan during the fiscal year reflect our exceptional results for fiscal 2008, in which the EBT target was exceeded by a significant margin. Because the compensation committee considers prior years' operating results in setting the target for each fiscal year, the 2008 EBT target was higher than the 2007 EBT target, but it does not exceed 2007 actual results (which represented a 67% increase in net income over 2006 levels). Similarly, the 2009 EBT target is higher than the 2008 EBT target, but does not exceed 2008 actual results.

	Cash Awards Payable for 2008				Actual FY08 Payments
Name of executive	At 50% of target	At 75% of target	At 100% of target	Performance required to reach 100% of salary	Award as percentage of annual salary	Final payments made(1)
	(as percentage of base salary)			(% of EBT target)
Peter R. Chase	8.33%	25%	50%	155%	112%	$519,527
Adam P. Chase	6.67%	20%	40%	163%	109%	$229,718
Kenneth L. Dumas	5%	15%	30%	175%	93%	$146,682
Terry M. Jones	5%	15%	30%	175%	64%	$125,000

(1)
The compensation committee retains the discretion to make adjustments based upon subjective factors and the recommendation of the Chief Executive Officer. In fiscal 2008, based upon the recommendation of the Chief Executive Officer, the award payable to Terry M. Jones was adjusted to reflect changes during the year to his organizational role. This amount is reflected in the final payments made in the table above.

        A similar cash incentive program which was approved by the committee is maintained and paid out of a bonus pool, with payments determined by reference to our EBT, to other key employees at the company. In fiscal 2008, approximately 40 employees participated in that program (with most payments at the discretion of the Chief Executive Officer and the other executive officers).

         Equity Incentive Plan.    The second performance-based element of our compensation program is our equity-based long-term incentive plan. In 2008 our equity incentive plan measured annual performance against the same pre-tax profit target established under the respective annual cash incentive plan. Equity awards are made at the beginning of the year based upon the target performance levels, in the form of restricted stock or restricted stock units, with the number of shares being determined by dividing the target equity award value by our stock price on the grant date.

        The final award amounts are determined after the end of the fiscal year by reference to our actual performance for the year. In order for any payments to be made under the equity incentive plan, we must achieve at least 80% of the targeted EBT. If we achieve 80% of that target, then the actual payment would be 50% of the target shares (with the other 50% being forfeited). If we achieve 100% of the target, then the actual payment would be 100% of the targeted share amount. Achievement between 80% and 100% will be pro rated. Above 100% of the pre-tax profit target, the executive's equity award would increase by 2.5% for every 1% increase over that target. For example, if we achieved 120% of the pre-tax profit target, the named executive's award would be 150% of his target share amount. There is no upper limit on the number of shares awarded in this manner.

        The following table shows, for each of the named executive officers, the targeted awards for each officer as determined at the beginning of the fiscal year, and the final awards as calculated at the end of the fiscal year.

	Target Award for 2008
Name	% of Salary	Value at grant date	Shares at grant date	Actual Payout for 2008 (# of shares)
Peter R. Chase	100%	$465,629	26,962	72,572
Adam P. Chase	76%	$161,000	9,357	25,186
Kenneth L. Dumas	60%	$94,500	5,472	14,729
Terry M. Jones	60%	$117,600	6,809	18,327

        The final share amounts are calculated and approved by the compensation committee upon finalization of our financial results for the fiscal year. As with the payments made under the cash incentive program, equity payments made for fiscal 2008 exceeded the target levels by a substantial margin because of the record pre-tax profit levels achieved by the company during that year. The restricted stock or restricted stock units will not vest, however, until the last day of the second fiscal year following the fiscal year that is used as the performance period. In other words, the equity awards for performance in fiscal 2008 will not vest until August 31, 2010, at which point all of the shares will vest.

        In the event of a named executive officer's retirement, death or disability or dismissal without cause before the scheduled vesting date, then the awards will vest pro rata to the date of the termination of employment. In the event of a named executive officer's voluntary termination of employment or termination for cause, all of the award will be forfeited. Upon a change of control of the company, any unvested awards will automatically vest.

        The committee believes that the combination of performance measures to determine the number of shares of common stock underlying each award, and the "cliff" vesting of the award two years after the end of the performance period, is useful in accomplishing the dual objectives of rewarding superior performance and encouraging retention of its qualified executives.

        Beginning in fiscal 2008, the compensation committee has determined to use restricted stock awards with both performance and time vesting provisions in lieu of the restricted stock units previously used. The primary difference is that the participants in the equity award program are now able to vote and receive dividends upon their restricted shares before the vesting period.

Retirement Programs

        In addition to the three primary components of executive pay described above, we maintain certain retirement plans and benefits for our executive officers. Many of these plans are available to larger groups of employees. The committee feels that the opportunity to participate in programs that assist the executives and other employees in saving for retirement is an important part of those employees' compensation package.

  •
  Our named executive officers may elect to make contributions to a retirement account in our 401(k) plan, which is available to substantially all of our employees and under which we made a matching contribution to each participant in fiscal 2008 and 2007. The matching contribution under the 401(k) plan is the equivalent of 50% of the employee's pre-tax contributions to the plan, up to the first 6% of eligible pre-tax compensation contributed to the plan. Our matching contributions to the accounts of the named executive officers are shown in the "All Other Compensation" column in the Summary Compensation Table.

  •
  We also maintain a non-qualified Supplemental Savings Plan covering selected employees, including our named executive officers. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

  •
  We maintain a tax-qualified defined benefit pension plan and a non-qualified Supplemental Pension Plan. The Supplemental Pension Plan covers those of our employees who from time to time may be designated by our Board of Directors. Currently, our Chairman & Chief Executive Officer, Peter R. Chase; our President & Chief Operating Officer, Adam P. Chase; our Chief Financial Officer & Treasurer, Kenneth L. Dumas; and our Vice President Corporate Development, Terry M. Jones have been designated as being covered. These plans are described in more detail under "Executive Compensation—Other Executive Plans—Pension Plan". As noted in that section, benefits are paid at a higher rate to employees who became employed prior to May 1, 1995 or who are covered by certain collective bargaining agreements and meet certain other qualifications, as compared to those who were employed after that date. Of our named executive officers, only our Chief Executive Officer was employed prior to May 1, 1995, and therefore only he accrues benefits at the higher rate.

Other Benefits

        In 1997, we structured a split dollar life insurance program for our Chief Executive Officer, Peter R. Chase. In 2005, after consulting with outside advisors, the program was restructured as a result of the enactment of the Sarbanes-Oxley Act of 2002 and the issuance by the Internal Revenue Service of regulations relating to the treatment of so-called "equity" split dollar arrangements. As part of this restructuring, we agreed to provide Mr. Chase an annual bonus payment in an amount sufficient for the after-tax portion to be used to pay the premium on a life insurance policy in his own name. These premiums (and consequently our obligation to make these payments) are spread over nine years beginning in January 2005. Our obligations will cease if Mr. Chase terminates his employment with us, unless the termination is the result of a disability, without cause or within one year of a change in control. We pay Mr. Chase $309,210 annually under this agreement. This benefit is unrelated to Mr. Chase's salary or other compensation, and the committee does not consider the value of this benefit in setting the other components of Mr. Chase's compensation. The Company entered into this agreement in recognition of Mr. Chase's valuable services to the Company and the voluntary transfer as part of the restructuring program by Mr. Chase to the Company of life insurance policies, which were owned by him and subject to a collateral assignment split dollar agreement with the Company.

        We also own a life insurance policy on the life of Peter Chase as a mechanism to fund our obligations under the unfunded, nonqualified excess benefit plan described above.

        We also provide Peter Chase with a company car and a golf club membership. We provide our other named executive officers a car allowance of $1,000 per month. Our compensation committee considers these arrangements to be fair and reasonable in light of the relatively low cost to the Company.

        Named executive officers may also participate in our medical and dental insurance offerings by electing to make payroll deductions designed to cover approximately 20% of the cost of these programs (with the company covering the other 80% of the cost). We also provide disability and life insurance coverage for our named executive officers and pay a portion of the related premiums.

Named Executive Agreements

        In prior years, as any of our named executives were hired by us, promoted or have taken on additional responsibilities, we entered into agreements with them pursuant to which they will be entitled to receive severance benefits upon termination by us without cause, or upon the occurrence of certain enumerated events during the two years following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive's terms and conditions of employment. See "Payments Upon Termination or Change of Control" below for a more detailed description of these triggering events and the resulting benefits. We believe that this structure will help: (i) assure that the named executive officers can give their full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the named executives' objectivity in considering stockholders' interests, (iii) assure the named executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key executive talent in a competitive market.

Use of Compensation Consultants and Benchmarking Data

        A description of the extent to which we benchmarked our base salary levels against other companies is described above under "Base Salary." The committee has taken advice from expert compensation consultants engaged both by the committee and by management to set up the position values and salary ranges for executive officers and continues to adjust these annually in order for the Company to be competitive with respect to executive compensation. Consultants used by the committee and management over the years have included among others the aforementioned James F. Reda & Associates, LLC and Thomas Warren Associates. The compensation consultants have used similar benchmarking data in recommending the performance based components of the executive compensation package. The committee did not use a compensation consultant during fiscal 2008.

Impact of Tax and Accounting Issues

        Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and certain of its other most highly compensated officers, unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m) of the Code, which include an exception for "performance based" compensation meeting certain requirements. Where possible, the committee attempts to structure its compensation programs such that compensation paid will be tax deductible whenever it is consistent with our compensation philosophy. However, the committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee believes that factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our stockholders. Our compensation committee believes that it is important to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Also, the deductibility of some types of compensation payments will depend on the timing of an executive's vesting or exercise of previously granted rights. Accordingly, our compensation committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

        In addition, the compensation committee considers the impact of Section 409A of the Internal Revenue Code, which imposes certain requirements on "nonqualified deferred compensation plans." These may be particularly relevant in the case of compensation paid after termination of a named executive officer's employment under the change in control and severance agreements discussed above. We believe that this compensation is in compliance with the applicable requirements of Section 409A.

Report of the Compensation and Management Development Committee

        The Compensation and Management Development Committee of the Chase Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the company and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement as well as the Company's Annual Report on Form 10-K.

                      By the Compensation and Management Development Committee

                      Ronald Levy (Chairman)
                      Lewis P. Gack
                      Thomas Wroe, Jr.

Executive Compensation

        The following table contains a summary of the compensation paid or accrued during the fiscal years ended August 31, 2008 and 2007 to the Chief Executive Officer, the Chief Financial Officer and the two other executive officers of the Company (the "named executive officers").

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Peter R. Chase	2008	464,035	309,210	1,161,326	519,527	708,816	60,352	3,223,266
Chairman & Chief Executive	2007	446,518	309,210	743,553	563,462	360,704	59,431	2,482,878
Officer
Adam P. Chase	2008	211,484	—	356,588	229,718	38,345	20,150	856,285
President & Chief Operating	2007	185,309	—	186,701	240,000	5,002	19,500	636,512
Officer
Kenneth L. Dumas	2008	156,933	—	186,471	146,682	14,688	18,420	523,194
Chief Financial Officer &	2007	136,364	—	85,081	170,000	2,960	17,642	412,047
Treasurer
Terry M. Jones	2008	195,320	—	267,737	125,000	37,543	19,422	645,022
Vice President Corporate	2007	183,084	—	162,235	202,589	6,770	19,430	574,108
Development

(1)
Salary includes amounts earned in the fiscal year, whether or not deferred.

(2)
The bonus for Peter R. Chase represents reimbursement to Mr. Chase by the Company for the cost of premiums incurred by the Executive for certain life insurance policies owned by the Executive. The Company agreed in January 2005 to make these premium payments on behalf of the Executive for a nine year period in connection with the Executive's restructuring of previously existing split dollar arrangements as a result of the enactment of the Sarbanes-Oxley Act of 2002 and the issuance by the Internal Revenue Service of regulations relating to the treatment of so-called "equity" split dollar arrangements.

(3)
These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended August 31, 2008 and 2007, in accordance with SFAS No. 123(R), for stock-based incentive awards granted under our equity incentive program, and therefore include awards granted in and prior to the fiscal year in which the expense was recorded. These amounts do not necessarily reflect the value of the actual award when issued to the officer. Assumptions made in the valuation are described in more detail in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes.

(4)
These amounts reflect incentive payments made under our Annual Cash Incentive Program, earned during fiscal 2008 and 2007 and paid in November 2008 (during fiscal 2009) and October 2007 (during fiscal 2008), respectively. The incentive program is described in the Compensation Discussion and Analysis under the heading "Principal Elements of our 2008 Compensation Program—Cash Incentive Plan".

(5)
Represents the current year benefit increase of the present value of the qualified defined benefit plan as well as the supplemental pension plan as described under "—Other Executive Plans—Pension Plan".

(6)
These amounts include all other compensation as described in the following table:

Name	Fiscal Year	Qualified 401(k) and Supplemental Retirement Plan Contributions (a)	Life & Long-Term Disability Insurance Premiums (b)	Automobile Allowance or Use of Company Car (c)	Other (d)	Total
Peter R. Chase	2008	$13,848	$17,451	$24,888	$4,165	$60,352
	2007	$13,081	$17,629	$24,671	$4,050	$59,431
Adam P. Chase	2008	5,761	2,389	12,000	—	20,150
	2007	5,515	1,985	12,000	—	19,500
Kenneth L. Dumas	2008	4,708	1,712	12,000	—	18,420
	2007	4,091	1,551	12,000	—	17,642
Terry M. Jones	2008	5,395	2,027	12,000	—	19,422
	2007	5,487	1,943	12,000	—	19,430

    (a)
    This amount represents the contribution by the Company on behalf of the named executive officers to the Chase Corporation Retirement Savings Plans.

    (b)
    These amounts include the portions of premiums paid by us for: (i) life insurance coverage exceeding $50,000 and (ii) long term disability premiums. Peter R. Chase is the only named executive officer who has supplemental long-term disability insurance. The premiums for this insurance totaled $7,650 in both 2008 and 2007 and are included above.

    (c)
    These amounts represent automobile allowances or personal use of a company leased car.

    (d)
    Represents private membership club dues.

Grants of Plan-Based Awards for Fiscal 2008

        The following table sets forth information relating to potential payments to each of our named executive officers under our fiscal 2008 cash and equity-based incentive award programs. The actual amounts that we paid under each of these programs are reflected in the Summary Compensation Table and described in more detail under our Compensation Discussion and Analysis under the heading "Principal Elements of our 2008 Compensation Program—Cash Incentive Plan" and "—Equity Incentive Program".

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
								Grant Date Fair Value of Stock Awards ($)
Name & Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter R. Chase
Cash award	9/1/2007	$38,787	$232,815	N/A
Restricted stock grant	9/1/2007				13,481	26,962	N/A	$465,634
Adam P. Chase
Cash award	9/1/2007	$14,674	$88,000	N/A
Restricted stock grant	9/1/2007				4,679	9,357	N/A	$161,595
Kenneth L. Dumas
Cash award	9/1/2007	$7,875	$47,250	N/A
Restricted stock grant	9/1/2007				2,736	5,472	N/A	$94,501
Terry M. Jones
Cash award	9/1/2007	$9,800	$58,800	N/A
Restricted stock grant	9/1/2007				3,405	6,809	N/A	$117,591

        The grant date reflected in the table above is the beginning of the fiscal year which coincides with the effective date of the award for both the non-equity (cash) incentive plan and the long-term equity incentive program. Amounts in the table above under "Threshold" represent amounts payable under the cash incentive plan if 50% of the corporate EBT performance targets are achieved, representing a specified percentage of the named executive officers' base salaries, and amounts payable under the equity incentive program if 80% of the corporate performance targets are achieved. Below those performance levels, no payments would be made under the respective plans. Amounts under "Target" represent 100% of the target payout under each of those plans, which is set in each case as a specified percentage of the named executive officer's base salary. There is no theoretical maximum payout under either the cash incentive plan or the equity award program. The grant date fair value of the possible equity awards reflects the grant date fair value of our common stock multiplied by the total number of shares of restricted stock to be awarded assuming the target was met. The awards were actually paid in accordance with the plans upon finalization of our annual financial results and certification of the awards by the compensation committee in November 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

        The following table sets forth information relating to options, and unvested restricted stock and restricted stock units outstanding as of August 31, 2008 that were granted pursuant to our 2005 Equity Incentive Plan or predecessor plans to our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter R. Chase	—	—	—	—	—	265,430	$4,591,939	—	—
Adam P. Chase	—	150,000	150,000	$16.53	7/8/2018	82,515	$1,427,510	—	—
Kenneth L. Dumas	—	100,000	100,000	$16.53	7/8/2018	44,400	$768,120	—	—
Terry M. Jones	81,000	—	—	$5.25	10/12/2012	56,210	$972,433	—	—

        Amounts under the "Stock Awards" columns reflect restricted stock and restricted stock units issued under our equity incentive programs for fiscal 2008 and 2007. The columns include share amounts earned during fiscal 2008 and 2007, even though the final number of shares comprising the award was not certified until after the fiscal year end. The market value of all restricted stock and restricted stock units is based on the closing price of our common stock on the last trading day in the fiscal year. The closing price as reported by the American Stock Exchange (later renamed the NYSE Alternext US) on August 31, 2008 was $17.30. Awards for fiscal 2007 will vest on August 31, 2009 and awards for fiscal 2008 will vest on August 31, 2010.

Option Exercises and Stock Vested for 2008

        The following table sets forth information relating to options exercised in the year ended August 31, 2008 that were granted pursuant to our 2005 or 2001 Equity Incentive Plans (or outstanding with respect to options granted under predecessor plans) by each of our named executive officers. Stock vested during fiscal 2008 represented equity incentive awards made during fiscal 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter R. Chase	—	—	84,714	$1,465,552
Adam P. Chase	—	—	16,888	$292,162
Kenneth L. Dumas	—	—	5,464	$94,527
Terry M. Jones	9,000	$191,520	16,888	$292,162

(1)
Amounts reported under "value realized upon exercise" reflect the difference between the market price of the underlying securities at exercise and the exercise price.

Payments Upon Termination or Change of Control

         Executive Severance and Change in Control Agreement.    In July 2006, we entered into severance agreements with our named executive officers. In the case of Peter R. Chase, our Chief Executive Officer, the agreement superseded the previous severance agreement entered into in October 1994. In the case of our other named executive officers, the agreements were new. Under the terms of the agreements, if the named executive's employment is terminated by the Company without cause, or terminated by the executive within 24 months after the occurrence of a change in control of the Company for good reason, then the named executive will receive the following benefits:

  •
  Severance pay in an amount equal to one times (or two times in the case of Peter R. Chase and one and a half times in the case of Adam P. Chase) the greater of the named executive's annual salary in effect prior to the change in control or his annual salary in effect immediately prior to termination.

  •
  Health insurance, dental insurance and group term life insurance for a period ending on the earlier of the commencement date of equivalent benefits from a new employer or one year from his termination date, provided the named executive continues to pay an amount equal to the employee's share of contributions.

        If terminated for cause, the named executive shall be entitled to his salary through the period ending with the date of such termination and any accrued benefits. In case of death, disability or retirement, the named executive shall be entitled to such benefits as may be provided to him pursuant to the Company's employee benefit plans.

        Amounts owed to the executive officers upon termination or a change of control assuming a triggering event took place on August 31, 2008, the last day of the Company's most recently completed fiscal year, are presented below.

Name	Benefit	Voluntary or For Cause	Before Change in Control Termination without Cause	After Change in Control Termination without Cause or by the Executive for Good Reason	Disability	Death or Retirement	Change in Control
Peter R. Chase	Salary	—	$928,070	$928,070	—	—	—
	Non-Equity Incentive Plan Compensation	—	1,082,989	1,082,989	—	—	—
	Medical Benefits	—	9,904	9,904	—	—	—
	Executive Bonus	—	1,546,062	1,546,062	$1,546,062	—	—
	All Other Compensation	—	35,464	35,464	—	—	—
	Acceleration of Restricted Stock	—	—	1,787,724	—	—	$1,787,724

	Total	—	$3,602,489	$5,390,213	$1,546,062	—	$1,787,724

Adam P. Chase	Salary	—	$330,000	$330,000	—	—	—
	Non-Equity Incentive Plan Compensation	—	352,289	352,289	—	—	—
	Medical Benefits	—	11,376	11,376	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	20,150	20,150	—	—	—
	Acceleration of Stock Options	—	—	115,500	—	—	—
	Acceleration of Restricted Stock	—	—	559,476	—	—	$559,476

	Total	—	$713,815	$1,388,791	—	—	$559,476

Kenneth L. Dumas	Salary	—	$165,500	$165,500	—	—	—
	Non-Equity Incentive Plan Compensation	—	158,341	158,341	—	—	—
	Medical Benefits	—	13,160	13,160	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	18,420	18,420	—	—	—
	Acceleration of Stock Options	—	—	77,000	—	—	—
	Acceleration of Restricted Stock	—	—	307,877	—	—	$307,877

	Total	—	$355,421	$740,298	—	—	$307,877

Terry M. Jones	Salary	—	$196,000	$196,000	—	—	—
	Non-Equity Incentive Plan Compensation	—	163,795	163,795	—	—	—
	Medical Benefits	—	12,292	12,292	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	19,422	19,422	—	—	—
	Acceleration of Restricted Stock	—	—	429,830	—	—	$429,830

	Total	—	$391,509	$821,339	—	—	$429,830

        If the named executive is terminated without cause, or for good reason within 24 months of a change of control, the Company will also pay, at the request of the executive, for an outplacement service for a period of up to one year. These services are not reflected in the table above, as the amount cannot be determined.

Other Executive Plans

         2005 Incentive Plan.    The 2005 Incentive Plan (the "2005 Plan") provides for the grant of stock options (both non-statutory options or "NSOs" and, in the case of employees, incentive stock options or "ISOs"), restricted stock, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock. Unless otherwise determined by the Committee, awards may not be transferred except by will or by the laws of descent and distribution, until the award has been exercised and all restrictions have lapsed, as applicable. The number of shares subject to grant under the 2005 Plan is 1,000,000. The maximum number of awards that may be issued to any person in any calendar year is 200,000 shares. The maximum annual cash award that may be issued to any person shall be $2,000,000.

         2001 Senior Management Stock Plan.    The 2001 Senior Management Stock Plan (the "Management Plan") reserves 1,500,000 shares of the Company's Common Stock for equity awards to senior management, including named executive officers. Under the terms of the Management Plan, awards may be granted in the form of incentive stock options, non-qualified stock options and restricted stock. Options granted under the Management Plan generally vest over a period ranging from three to five years and expire after ten years. The Company granted 250,000 option shares under the Management Plan to the named executive officers during fiscal 2008. The Company did not grant any shares of common stock under the Management Plan to the named executive officers during fiscal 2007. As of August 31, 2008 there were 139,136 shares of the Company's Common Stock available for future issuance under the Management Plan.

         Non-Qualified Retirement Savings Plan.    The Company maintains a non-qualified Supplemental Savings Plan covering selected employees, including the named executive officers. The Supplemental Savings Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria. Currently, the Company's Chief Executive Officer, President, Chief Financial Officer and Vice President Corporate Development have been designated by the Board of Directors as being covered by the Supplemental Savings Plan. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan. The following table gives details relating to our Chief Executive Officer's participation in this plan.

Non-Qualified Deferred Compensation for 2008

Name	Fiscal Year	Executive Contributions in Fiscal Year ($)(1)	Registrant Contributions in Fiscal Year ($)(2)	Aggregate Earnings in Fiscal Year ($)(3)	Aggregate Balance at Fiscal Year End ($)(4)
Peter R. Chase	2008	$16,486	$6,955	$15,460	$379,531

(1)
Amounts in this column are included in the "Salary" column in the Summary Compensation Table.

(2)
Amounts in this column are included in the "All Other Compensation" column in the Summary Compensation Table.

(3)
Amounts in this column are not included in the Summary Compensation Table.

(4)
This column includes amounts in each Named Executive Officer's total deferred compensation account as of the last day of the fiscal year. In addition to the contribution for fiscal 2008, this column reports the portion of the aggregate balance that was reported as compensation in the

  Summary Compensation Table in each of the Company's previous proxy statements and also includes aggregate earnings on previously contributed amounts.

        All payments under the Supplemental Savings Plan to participants or their designated beneficiaries will be made in a lump sum. Distribution of these amounts will commence no later than the end of the year in which the participant has separated from service with the Company.

         Pension Plan.    The Company maintains a tax-qualified defined benefit pension plan and a non-qualified excess benefit plan ("Supplemental Pension Plan"). The qualified pension plan covers substantially all employees of certain businesses of the Company who have attained the age of 21 and have completed six months of service. The Supplemental Pension Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria. Currently, the Company's Chief Executive Officer, President, Chief Financial Officer and Vice President Corporate Development have been designated by the Board of Directors as being covered by the excess benefit plan. Benefits under the qualified pension plan are determined based on final average base earnings (subject to Code-imposed limits on compensation and excluding bonuses, overtime, and other extraordinary amounts) and total years service with the Company (up to a maximum of 40 years). Benefits under the Supplemental Pension Plan are determined based on final average earnings (including base salary and incentive based bonuses) and total years of service with the Company. Benefits are payable upon the retirement of a participant at age 65, or upon the fifth anniversary of employment, if later, or earlier if the participant is at least 55 years old and has completed at least five years of service. The qualified pension plan offers the option for a participant to receive a lump sum distribution upon attainment of age 65 and five years of employment even if the employee elects to remain actively employed. The Supplemental Pension Plan is to be paid out on a monthly basis over ten years for all participants except for Peter R. Chase who may be paid in a lump sum, at his election.

        The following table shows the actuarial present value of the accumulated benefits for each named executive officers at the end of fiscal 2008. The change in this present value between 2007 and 2008 is reflected in the summary compensation table above.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Peter R. Chase	Pension Plan for Employees of Chase Corporation	37	$1,009,984	—
	Supplemental Pension Plan	37	$3,054,845	—
Adam P. Chase	Pension Plan for Employees of Chase Corporation	10	$31,247	—
	Supplemental Pension Plan	10	$30,791	—
Kenneth L. Dumas	Pension Plan for Employees of Chase Corporation	6	$10,971	—
	Supplemental Pension Plan	6	$11,149	—
Terry M. Jones	Pension Plan for Employees of Chase Corporation	7	$34,033	—
	Supplemental Pension Plan	7	$30,385	—

        See the Notes to financial statements found in Item 8 of the Company's Annual Report for further disclosure and discussion on the Company's pension plans. For participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

  (a)
  1.5% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (b)
  0.6% of the participant's final average covered compensation multiplied by credited service up to a maximum of 35 years;

  (c)
  0.8% of the participant's average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

        For participants who were employed on or after May 1, 1995 and are not covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

  (a)
  0.75% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (b)
  0.3% of the participant's final average covered compensation multiplied by credited service up to a maximum of 35 years;

  (c)
  0.4% of the participant's average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

        Of our named executive officers, only our Chief Executive Officer was employed prior to May 1, 1995, and therefore only he accrues benefits at the higher rate.

Compensation of Directors

        Directors who are not employees of the Company are paid an annual cash retainer of $18,000. In addition, directors who serve on a Board committee receive an additional annual cash retainer of $3,500 for each committee on which they serve. Non-employee Directors also receive $15,000 of Chase Corporation common stock annually, in the form of Restricted Stock or Restricted Stock Units valued at the closing price of the day preceding the first day of the new year of Board service. The stock award will vest one year from the date of grant. The annual retainer covers all meetings.

        In addition to the cash and stock retainer, committee chairperson annual fees will be paid in the form of Restricted Stock or Restricted Stock Units valued at the closing price of the day preceding the first day of the new year of Board Service. This award will also vest one year from the date of grant. The annual fees for committee chairpersons are as follows: Audit—$7,000; Compensation and Management Development—$5,000; Nominating and Governance—$3,000.

        Under the compensation policy noted above, the Compensation & Management Development Committee authorized a grant of 4,627 shares of restricted stock to non-employee members of the Board of Directors as compensation for their service to be performed for the period ending January 31, 2009. This restricted stock will vest on February 1, 2009, at which time the shares of common stock will be issued. The number of shares granted is equal to $15,000 divided by the closing price of the Company's common stock at the time of grant, except that it additionally takes into consideration each Director's involvement in the various committees of the Board as outlined above.

         Non-Qualified Retirement Savings Plan for the Board of Directors.    The Company maintains the Non-Qualified Retirement Savings Plan for the Board of Directors. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

        The following table summarizes the total compensation paid to the directors who are not employees of the Company:

Name	Fiscal Year	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mary Claire Chase	2008	$18,000	$15,000	—	—	—	—		$33,000
William H. Dykstra	2008	12,500	10,500	—	—	—	—		23,000
J. Brooks Fenno	2008	27,042	16,250	—	—	—	—		43,292
Lewis P. Gack	2008	25,000	22,000	—	—	—	—		47,000
George M. Hughes	2008	18,000	15,000	—	—	—	$84,000	(b)	117,000
Ronald Levy	2008	25,000	20,000	—	—	—	—		45,000
Thomas Wroe, Jr.	2008	10,417	6,250	—	—	—	—		16,667

(a)
These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended August 31, 2008, in accordance with SFAS No. 123(R). A portion of this award is in the form of Restricted Stock issued on January 30, 2008 with a grant date fair value of $22.98 per share. In the case of Thomas Wroe, Jr. the issue date was April 8, 2008 (the day he joined the Board) with a grant date fair value of $21.06. This represents the only stock awards granted to Directors during fiscal 2008. The remainder of the award in this column represents the portion of Restricted Stock Units granted in February 2007 which vested in February 2008. In accordance with SFAS 123(R) a portion of the February 2007 grant was expensed in fiscal 2008.

(b)
Represents compensation George M. Hughes received for his services as outside general counsel to the Company.

        As of August 31, 2008, the Directors above had the following stock options outstanding: Lewis P. Gack held 8,000 options with an exercise price of $5.25 per share and William H. Dykstra held 7,500 options with an exercise price of $5.25 per share.

 PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNITNG FIRM

        The Company's Audit Committee has selected PricewaterhouseCoopers LLP ("PwC"), to serve as the Company's independent registered public accounting firm for its current fiscal year (which ends August 31, 2009). PwC served as the Company's Independent Registered Public Accounting Firm in connection with the audit for the fiscal year ended August 31, 2008. Representatives of PwC will attend the Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Vote Required

        The ratification of the selection of the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter at the Meeting. As a result, abstentions, broker non-votes and the failure to submit a proxy or vote in person at the Meeting will have no effect on the outcome. If the Company's shareholders do not ratify the selection of PwC as the Company's independent registered public accounting firm, the Audit Committee will reconsider its selection.

Audit and Non-Audit Fees

        The following table sets forth fees for services provided by the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2008 and 2007:

	2008	2007
Audit Fees(1)	$591,000	$660,000
Audit-related fees(2)	—	—
Tax fees(3)	88,000	92,000
All other fees(4)	—	—

Total	$679,000	$752,000

(1)
Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements. Audit fees in both fiscal years include services related to the Company's compliance with Sarbanes-Oxley section 404.

(2)
Represents fees, if any, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above.

(3)
Represents fees for services provided in connection with the Company's tax compliance and tax consulting.

(4)
Represents fees, if any, for services provided to the Company not otherwise included in the categories above.

        In accordance with its charter, the Audit Committee approves in advance any non-audit services provided by the independent registered public accounting firm, including tax planning services which will exceed $20,000 per project; before the services are rendered. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2008, all services were approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's directors and executive officers file reports with the SEC indicating the number of shares of any class of the Company's equity securities that they owned when they became a director or an executive officer and, after that, any changes in their ownership of the Company's equity securities. Based solely upon a review of these reports on Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

Deadlines for Submitting Shareholder Proposals

        Any shareholder proposals to be presented for consideration at next year's annual meeting must be received at the Company's executive offices not later than August 30, 2009 to be included in the Company's proxy statement and form of proxy for that meeting. If the Company does not have notice of a shareholder proposal at least 45 days before the mailing date of the proxy statement for the prior year's annual meeting, then your proxy will confer discretionary authority to vote on the proposal if it is properly presented for consideration at a meeting.

Annual Report on Form 10-K

        The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2008, filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to Chase Corporation, Attn: Paula Myers, 26 Summer Street, Bridgewater, Massachusetts 02324. The Company's Annual Report on Form 10-K is also available free of charge through the Company's website at www.chasecorp.com.

 Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: Chase Corporation, Attn: Paula Myers, 26 Summer Street, Bridgewater, Massachusetts 02324 (telephone 508-279-1789). If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

 Miscellaneous

        The Company's management does not know of any business that will come before the Meeting except the matters described in the notice. If other business is properly presented for consideration at the Meeting, then your proxy will confer discretionary authority to vote on such business. It is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

        In the event that a quorum is not present when the Meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

                      By order of the Board of Directors,

                      George M. Hughes
                       Corporate Secretary

0

PROXY
CHASE CORPORATION

26 Summer Street

Bridgewater, MA 02324

Telephone (508) 279-1789

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

FRIDAY, JANUARY 30, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS PETER R. CHASE AND GEORGE M. HUGHES, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE, AS SPECIFIED HEREIN, ALL SHARES OF THE CORPORATION’S COMMON STOCK THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PRESENT IN PERSON AT THE ANNUAL MEETING, TO BE HELD AT 9:30 A.M. ON FRIDAY, JANUARY 30, 2009 AT THE STONEFORGE RESTAURANT, 90 PARAMOUNT DRIVE, RAYNHAM, MASSACHUSETTS 02767, AND AT ANY ADJOURNMENT THEREOF, AND HEREBY CONFERS UPON THE PROXIES, AND EACH OF THEM, DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING AND WITH RESPECT TO WHICH DISCRETIONARY AUTHORITY MAY BE GRANTED.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

CHASE CORPORATION

January 30, 2009

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20730000000000000000 5	013009

MANAGEMENT RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS:		2. To ratify the appointment of PricewaterhouseCoopers LLP as the corporation’s independent registered public accounting firm for the fiscal year ending August 31, 2009.

FOR ALL NOMINEES	NOMINEES: Peter R. Chase Mary Claire Chase
WITHHOLD AUTHORITY FOR ALL NOMINEES	J. Brooks Fenno Lewis P. Gack George M. Hughes

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES THAT YOU SPECIFY. IF YOU DO NOT SPECIFY A CHOICE AS TO A MATTER, THEN IT IS INTENDED TO VOTE THE SHARES REPRESENTED HEREBY “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

FOR ALL EXCEPT (See instructions below)	Ronald Levy Thomas Wroe, Jr.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED STAMPED ENVELOPE PROMPTLY, SO AS TO ENSURE A QUORUM AT THE MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON.

RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT IS ACKNOWLEDGED.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT December 23, 2008
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION Compensation Discussion and Analysis
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNITNG FIRM
Vote Required
Audit and Non-Audit Fees
Section 16(a) Beneficial Ownership Reporting Compliance
Deadlines for Submitting Shareholder Proposals
Annual Report on Form 10-K
Householding of Annual Meeting Materials
Miscellaneous